EXECUTION VERSION

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and between

EAST WEST BANK

and

NTN BUZZTIME, INC.

Dated as of November 29, 2017

Loan No. 3470001226

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Table of Contents

(continued)

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Table of Contents

(continued)

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EXHIBITS

A	-	Definitions
B	-	Collateral Description
C	-	Loan Conversion/Paydown Request Form
D	-	Form of Compliance Certificate
E	-	Form of LIBOR Loan Continuation Certificate

DISCLOSURE SCHEDULES

Permitted Indebtedness (Exhibit A)

Permitted Investments (Exhibit A)

Permitted Liens (Exhibit A)

Prior Names (Section 5.5)

Litigation (Section 5.6)

Inbound Licenses (Section 5.13)

Inventory and Equipment (Section 7.10)

Excluded Equipment (Exhibit B)

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EXECUTION VERSION

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of November 29, 2017, is entered into by and between EAST WEST BANK, a California banking corporation (“Bank”), and NTN BUZZTIME, INC., a Delaware corporation (“Borrower”).

RECITALS

A. Bank and Borrower are parties to the Loan and Security Agreement, dated as of April 14, 2015, as amended by (i) the First Amendment to Loan and Security Agreement and Waiver, dated as of March 10, 2016, between Bank and Borrower, (ii) the Second Amendment to Loan and Security Agreement, dated as of December 30, 2016, between Bank and Borrower and (iii) the Third Amendment to Loan and Security Agreement, dated as of February 28, 2017, between Bank and Borrower (as amended, supplemented or otherwise modified through the date hereof, the “Existing Loan Agreement”) and various related agreements, documents and instruments (collectively with the Existing Loan Agreement, the “Existing Loan Documents”), pursuant to which Bank provides Borrower a revolving credit facility, with a letter of credit subline (the “Revolver”).

B. Bank and Borrower wish to amend and restate the Existing Loan Agreement as provided herein, without causing a novation of either of the Existing Loan Agreements or of any of the other Existing Loan Documents.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, capitalized terms shall have the respective meanings set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to such term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP, and all financial covenant calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower hereby unconditionally promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with accrued and unpaid interest on the unpaid principal amount of such Credit Extensions at the rates set forth herein, and all other Obligations owing by Borrower to Bank, in each case as and when due in accordance with the terms hereof.

(b) Term Loan.

(i) Funding. Subject to and upon the terms and conditions of this Agreement, on the Effective Date Bank shall make one term loan to Borrower in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Term Loan”), which amount shall be used to refinance the advances outstanding under the Revolver under the Existing Loan Agreement and to fund working capital.

(ii) Principal Repayment. The Term Loan shall be repaid in thirty (30) equal monthly installments of principal plus accrued but unpaid interest, commencing on the seventh (7th) Prime Rate Payment Date (as defined below) and continuing on each Prime Rate Payment Date thereafter through the Maturity Date, at which time all amounts owing under this Section 2.1(b) shall be immediately due and payable. The Term Loan principal, once repaid, may not be reborrowed.

2.2 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.2(b), the Term Loan shall bear interest, on the outstanding daily balance thereof, at Borrower’s option, either (i) at a variable rate per annum equal to the Prime Rate plus one and three quarters of one percent (1.75%) or (B) at a fixed rate per annum equal to the LIBOR-Based Rate for the Interest Period applicable to the Term Loan plus four and one half percent (4.50%).

(b) Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to two (2) percentage points above the respective interest rates applicable to such Obligations immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder on each Prime Rate Loan shall be due and payable on the last calendar day of each month during the term hereof (each a “Prime Rate Payment Date”), commencing on December 31, 2017. Interest hereunder on each LIBOR Loan shall be due and payable on the last day of each Interest Period applicable to such LIBOR Loan; provided, however, that in the case of any Interest Period greater than three (3) months in duration, interest shall be payable at three (3) month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Changes in Prime Rate; Computation of Interest. If the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(e) Additional Provisions Regarding LIBOR Loans.

(i) Borrower may from time to time submit in writing a request that any existing LIBOR Loan continue for an additional Interest Period or convert to a Prime Rate Loan. Each written request for a continuation of a LIBOR Loan shall be substantially in the form of a LIBOR Loan Continuation Certificate substantially in the form of Exhibit E, with appropriate insertions, which shall be duly executed by a Responsible Officer. Each written request for a conversion from a LIBOR Loan to a Prime Rate Loan shall be substantially in the form of the Loan Conversion/Paydown Form attached as Exhibit C. Subject to the terms and conditions contained herein, after Bank’s receipt of such a request from Borrower, such LIBOR Loan shall continue or convert, as the case may be provided that:

i. In the case of any request for the continuation of a LIBOR Loan, no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

ii. neither party hereto shall have sent any notice of termination of this Agreement;

iii. Borrower shall have complied with such reasonable and customary procedures as Bank has established from time to time for requests for LIBOR Loans and provided written notice thereof to Borrower at least one (1) Business Day prior to the date of the request for such LIBOR Loan;

iv. the amount of a LIBOR Loan shall be at least Five Hundred Thousand Dollars ($500,000);

v. Bank shall have determined that the Interest Period or LIBOR is available to Bank as of the date of the request for such LIBOR Loan; and

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vi. such request for a LIBOR Loan shall be delivered to Bank by 3:00 p.m. Pacific time at least three (3) Business Days prior to the proposed date of the requested LIBOR Loan.

Any request by Borrower to continue any existing LIBOR Loan shall be irrevocable. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund such LIBOR Loan.

(ii) At no time shall more than five (5) different Interest Periods be outstanding under this Agreement.

(iii) Any LIBOR Loan shall automatically continue for the same Interest Period upon the last day of the applicable Interest Period, unless Bank has received and approved a complete and proper request to continue such LIBOR Loan for a different Interest Period by 3:00 p.m. Pacific time on the last day of the applicable Interest Period in accordance with the terms hereof. Borrower shall pay to Bank, upon demand by Bank, any amounts required to compensate Bank for any loss, cost or expense incurred by Bank, as a result of the conversion of any LIBOR Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period.

(iv) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Loan prior to the last day of the Interest Period for such LIBOR Loan, Borrower shall on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period or term exceeds (ii) the interest that would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period or term at the interest rate determined by Bank.

(v) If Bank shall have determined in good faith that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, Bank shall give email or telephonic notice (promptly confirmed in writing) thereof to Borrower. If such notice is given (x) Borrower may revoke any LIBOR Loan Continuation Certificate then submitted by it, and (y) if Borrower does not revoke such notice, Bank shall convert or continue the Term Loan principal, as proposed by the Borrower, in the amount specified in the applicable Payment/Advance Form or LIBOR Loan Continuation Certificate, but such Term Loan principal shall be converted or continued as a Prime Rate Loan. Until such notice has been withdrawn by Bank, no further LIBOR Loans shall be made or continued as such, nor shall Borrower have the right to convert any Term Loan principal to LIBOR Loans.

2.3 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

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2.4 Fees. Borrower shall pay to Bank the following:

(a) Total Facility Fee. On the Effective Date, a fee equal to Forty-Five Thousand Dollars ($45,000) (i.e., one percent (1.00%) of the Term Loan), which shall be fully-earned and non-refundable; and

(b) Bank Expenses. On the Effective Date, all Bank Expenses incurred through the Effective Date, and, after the Effective Date, all Bank Expenses, as and when they become due.

2.5 Additional Costs. If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 2.5 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. Notwithstanding anything to the contrary in this Section 2.5, Borrower shall not be required to compensate Bank pursuant to this Section 2.5 for any amounts incurred more than 6 months prior to the date that Bank notifies Borrower of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 6-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.5 shall survive the maturity of the Credit Extensions, the termination of this Agreement and the repayment of all Obligations.

2.6 Term. This Agreement shall become effective on the Effective Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONDITIONS PRECEDENT OF AMENDMENT AND RESTATEMENT AND TERM LOAN.

3.1 Conditions Precedent to Amendment and Restatement and Term Loan. The obligation of Bank to enter into this amendment and restatement of the Existing Loan Agreement and to extend the Term Loan is subject to the satisfaction of the following condition precedent :

(a) Bank shall have received, in form and substance satisfactory to Bank, the following:

(i) this Agreement, duly executed by the parties hereto;

(ii) a Payment/Conversion Form;

(iii) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement, duly executed by Borrower;

(iv) certificates of insurance naming Bank as loss payee on all property insurance policies and as an additional insured on all liability insurance policies;

(v) payment of the fees and Bank Expenses then due specified in Section 2.4;

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(vi) a current Compliance Certificate in accordance with Section 6.2, duly executed by Borrower; and

(vii) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the Effective Date; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such other date. The making of the Term Loan shall be deemed to be a representation and warranty by Borrower on the Effective Date as to the accuracy of the facts referred to in this Section 3.1; and

(c) no Event of Default shall have occurred and be continuing, or would exist after giving effect to the Term Loan.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in and Lien on the Collateral to secure the prompt repayment of any and all Obligations and to secure the prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Disclosure Schedules, and subject only to Permitted Liens that may have priority by operation of law, such security interest constitutes a valid, first-priority security interest in all presently existing Collateral, and will constitute a valid, first-priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, except as provided in this Agreement in connection with Permitted Liens and Permitted Transfers. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnification obligations) are outstanding. Following the payment in full in cash of the Obligations (other than inchoate indemnification obligations) and the termination of Bank’s obligations to make any Credit Extensions, Bank shall, at Borrower’s sole costs and expense, and upon receipt of a written request from Borrower to do so, release its Liens in the Collateral and the rights therein shall revert to Borrower.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where material (as determined by Bank) Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Division 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations (other than inchoate indemnification obligations) are outstanding.

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4.3 Collateral Collections. Bank and Borrower will establish a lockbox and related cash collection deposit account at Bank for the remittance and deposit of payments from Borrower’s customers. Borrower shall instruct its customers to remit all checks and other similar tangible payment items to the lockbox and to remit all electronic payments directly to the collection account. If despite such instructions, Borrower receives any checks or other tangible payment items from its customers, Borrower shall hold such items in trust and promptly deposit the same, in kind, with any appropriate endorsement, into the collection account. Borrower authorizes Bank, at Bank’s discretion, to apply all collections on deposit in the collection account to reduce the balance of the Advances.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower is a corporation duly existing under the laws of the Borrower State and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral.

(a) Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.

(b) All Accounts are bona fide existing obligations. Other than with respect to software subscription, maintenance and service contracts and other agreements pursuant to which Borrower bills or invoices customers in advance, the property or services giving rise to such Accounts have been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor.

(c) All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made in accordance and as required by GAAP; provided, however, that the Borrower does from time to time discover, in the ordinary course of its business, Inventory that may be defective in one or more respects and generally takes reserves for such Inventory within three months of such discovery.

5.4 Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to third parties in the ordinary course of business and other licenses of property that may be exclusive in one or more respects but do not result in a transfer of title to the underlying licensed property. To the best of Borrower’s knowledge, each of the material Copyrights, Trademarks and Patents (other than pending applications) is valid and enforceable, and no part of any material Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Disclosure Schedules or as disclosed pursuant to Section 7.2, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. Except as disclosed to Bank pursuant to Section 7.2, the chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10.

5.6 Litigation. Except as set forth in the Disclosure Schedules or as disclosed pursuant to Section 6.2, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

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5.7 Accuracy of Financial Statements. All financial statements related to Borrower that are delivered by Borrower to Bank fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature.

5.9 Compliance with Laws and Regulations. Borrower has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. As of the Effective Date, Borrower has no Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Material Adverse Effect. Since December 31, 2016, no Material Adverse Effect has occurred.

5.13 Inbound Licenses. Except as disclosed on the Disclosure Schedules or as disclosed pursuant to Section 6.9, Borrower is not a party to, nor is bound by, any license or other agreement that is material to Borrower’s business (other than over-the-counter software, open-source software, and other software that is commercially available to the public) which prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9406, 9407, 9408 or 9409 of the Code or any other applicable law or principles of equity).

5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnification obligations), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

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6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the Borrower State. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall deliver to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company-prepared balance sheet, income statement, and cash flow statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (except with respect to a going concern clause specifying the need for future equity financings) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (iv) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (v) as soon as available, but in any event not later than February 15 of each calendar year, Borrower’s financial and business projections and budget, presented in a month-by-month format, for such year, with written certification signed by a Responsible Officer of approval thereof by Borrower’s board of directors; (vi) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (vii) within the time periods prescribed by Section 6.8(b), a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Patents, Copyrights or Trademarks, including, but not limited to, any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not previously identified to Bank.

(b) Within thirty (30) days after the end of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days after submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Effective Date.

6.4 Taxes. Borrower shall make and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

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6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar in size and scope to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Primary Depository. Borrower shall maintain its primary depository and operating accounts with Bank. At all times, Borrower shall cause all banks or other depositary institutions with which Borrower maintains any deposit account to enter into a deposit account control agreement with Bank, in form and substance reasonably satisfactory to Bank.

6.7 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a) Minimum Fixed Charge Coverage Ratio. Borrower shall not have a Fixed Charge Coverage Ratio as of the last day of a fiscal quarter less than 1.25 to 1.00; provided, however, that if as of the last day of a fiscal quarter (i) the Fixed Charge Coverage Ratio is less than 1.25 to 1.00 and (ii) Borrower’s unrestricted cash exceeds the Term Loan principal outstanding, then the breach of this Section 6.7(a) shall be automatically cured, provided that such automatic cure may not be used more than (A) two (2) times in any fiscal year or (B) four (4) times during the term hereof.

(b) Minimum Liquidity. Borrower shall maintain Liquidity at all times, and tested as of the last day of each calendar month, of not less than Two Million Dollars ($2,000,000).

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(c) Maximum Senior Leverage Ratio. Borrower shall not have Senior Leverage Ratio as of the last day of a fiscal quarter greater than the ratio set forth below:

Fiscal Quarter Ending	Maximum Senior Leverage Ratio
December 31, 2017 through March 31, 2018	2.75 to 1.00
June 30, 2018 and each Fiscal Quarter ending thereafter	2.50 to 1.00

6.8 Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall provide Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, including the date of such filing and the registration or application numbers, (i) with respect to any filings with the United States Patent and Trademark Office, within thirty (30) days of each fiscal quarter-end, and (ii) with respect to any filings with the United States Copyright Office, within five (5) days of any such filing.

(c) Borrower shall (i) give Bank written notice, as required pursuant to Section 6.2(a)(vii), of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title appears on such applications or registrations, and the date such applications or registrations are filed; (ii) execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; and (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d) Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(e) Borrower shall use commercially reasonable efforts in its reasonable business judgment to (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights that are material to its business, (ii) detect infringements of the Trademarks, Patents and Copyrights that are material to its business and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(f) Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.8, provided that such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.8 to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

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6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any inbound license or agreement (other than over-the-counter software, open-source software, and other software that is commercially available to the public) the failure, breach or termination of which could reasonably be expected to cause a Material Adverse Effect, Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) upon the request of Bank, in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents, provided, however, that the failure to obtain any such consent or waiver shall not constitute an Event of Default.

6.10 Creation/Acquisition of Subsidiaries. If Borrower creates or acquires any Subsidiary, Borrower shall promptly notify Bank of the creation or acquisition of such Subsidiary and take all such action as may be reasonably required by Bank to cause such Subsidiary, if a domestic Subsidiary that is not an Immaterial Subsidiary, to guarantee the Obligations of Borrower under the Loan Documents and to grant a continuing pledge and security interest in and to the personal property of such domestic Subsidiary (substantially as described on Exhibit B hereto), and Borrower shall grant and pledge to Bank a perfected security interest in one hundred percent (100%) of the Shares of such Subsidiary, if a domestic Subsidiary, or in sixty-five percent (65%) of the Shares of such Subsidiary, if such Subsidiary is a foreign Subsidiary.

6.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnification obligations) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or, subject to Section 6.6, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer (i) without prompt notice to Bank and (ii) unless a replacement for such officer is approved by Borrower’s Board of Directors and engaged by Borrower within ninety (90) days after such change; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control; provided that the foregoing clause shall not apply to any Change in Control pursuant to which the Obligations are indefeasibly paid in full in cash contemporaneously with the close or consummation of such transaction and the Bank’s obligations to make any Credit Extensions are terminated as of the close or consummation of such transaction.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person without Bank’s prior written consent (which shall not be unreasonably withheld) except where (i) such transactions do not in the aggregate exceed $250,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity; provided that the foregoing Section 7.3 shall not apply to any transaction pursuant to which the Obligations are indefeasibly paid in full in cash contemporaneously with the close or consummation of such transaction and the Bank’s obligations to make any Credit Extensions are terminated as of the close or consummation of such transaction.

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7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than, in each case, with respect to Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness; provided however, Borrower may prepay (a) Indebtedness to Bank, (b) Indebtedness described in clause (c) of the Permitted Indebtedness definition to the extent required by the terms thereof as a result of a casualty, condemnation or similar event with respect to the assets securing such Indebtedness and (c) Indebtedness described in clause (d) of the Permitted Indebtedness definition to the extent permitted under the terms of the applicable subordination agreement with Bank.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than Bank or the lenders holding Subordinated Debt) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property, other than Permitted Liens and customary restrictions on Liens and assignments contained in-bound license agreements entered into by Borrower in the ordinary course of its business to the extent such restrictions would be rendered ineffective pursuant to Sections 9406, 9407, 9408 or 9409 of the Code or any other applicable law or principles of equity.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock of Borrower, except that Borrower may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase and would not exist after giving effect to such repurchase, (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists; (iii) make dividends and other distributions payable solely in additional shares of capital stock; (iv) issue shares of capital stock in connection with the conversion of other shares of capital stock or Indebtedness; pay dividends in cash with respect to the Series A Preferred Stock to the extent that such dividends do not exceed Sixteen Thousand Dollars ($16,000) in a calendar year so long as an Event of Default does not exist prior to payment of such dividends and would not exist after giving effect to such dividends.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) reasonable and customary fees paid to members of Borrower’s Board of Directors or members of the Board of Directors of any Subsidiary, to the extent the payment of such fees are consistent with past practices, (iii) reasonable and customary employment agreements in the ordinary course of the Borrower’s business or otherwise approved by the Borrower’s Board of Directors; (iv) Permitted Investments, and (v) bona fide equity and Subordinated Debt investments in Borrower from an Affiliate of Borrower.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store any Material Collateral with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold such Material Collateral for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Material Collateral. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth on the Disclosure Schedules, or such other locations of which Borrower gives Bank prior written notice.

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7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay when due any payment of principal or interest due on the Credit Extensions, or Borrower fails to pay any fee within three (3) Business Days of the due date thereof, or Borrower fails to pay any Bank Expenses or any other amount payable hereunder or under any Loan Document within ten (10) Business Days of the due date thereof (provided that during the cure period, the failure to cure such payment default shall not be an Event of Default);

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.2, 6.4, 6.5, 6.6, or 6.7 or violates any of the covenants contained in Section 7; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within thirty (30) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof;

8.3 Defective Perfection. If Bank shall receive at any time following the Effective Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If Borrower becomes unable to pay its debts (including trade debts) as the come due, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

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8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that would reasonably be expected to have a Material Adverse Effect; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any other Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Bank be materially less advantageous to Borrower or any Guarantor;

8.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank relating to such Subordinated Debt;

8.8 Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or the Subsidiary and the same are not within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order or decree);

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

8.10 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any “Event of Default” under any Guaranty or any security agreement securing any Guaranty (collectively, the “Guaranty Documents”) has occurred and is continuing, or any guarantor revokes a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.7 occur with respect to any Guarantor.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

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(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(h) Bank may credit bid and purchase at any public sale; and

(i) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession, cash or deposit such checks or other items of payment or security, and apply to the Obligations all proceeds of such checks or other items; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral and apply all cash sale proceeds to the Obligations; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance and apply to the Obligations all amounts received by Bank pursuant to such policies; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable, and apply to the Obligations all amounts received by Bank in connection with any such settlement and adjustment; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided that Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnification obligations) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

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9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.5, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided for Prime Rate Loans, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default. Borrower authorizes Lender, at its sole option, to (i) debit the Term Loan on Effective Date, (ii) debit any Borrower account with Lender, or (iii) make demand upon Borrower, for payment of all attorneys’ fees and expenses incurred by Lender in connection with the negotiation and documentation of the Term Loan by counsel retained by Lender, which attorney’s fees and expenses become due through the Effective Date and/or after the Effective Date.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements, compliance certificates and other informational documents which may be sent by first-class mail, postage prepaid or e-mail) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

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If to Borrower:	NTN Buzztime, Inc.
2231 Rutherford Road, Suite 200
Carlsbad, California 92008
Attn: Allen Wolff
E-mail: allen.wolff@buzztime.com

If to Bank:	East West Bank
555 Montgomery Street, 9th Floor
San Francisco, CA 94111
Attn: Alexis Coyle
Fax: (415) 986-0847
E-mail: alexis.coyle@eastwestbank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL PREFERENCE.

11.1 Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Los Angeles, State of California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

11.2 JURY TRIAL WAIVER. BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11.3 JUDICIAL REFERENCE PROVISION. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including, without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential, and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure§ 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

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12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement or any other Loan Document; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including, without limitation, reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing, Integration. All amendments to or termination of this Agreement or the other Loan Documents must be in writing and signed by the parties to this Agreement or to such other Loan Document, as applicable. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the other Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnification obligations) remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulations, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided that Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

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12.10 Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

12.11 No Consequential Damages. No party to this Agreement or any other Loan Document, nor any agent or attorney of such party or Bank, shall be liable to any other party to this Agreement or any other Person on any other theory of liability of any special, indirect, consequential or punitive damages.

12.12 No Novation. This Amended and Restated Loan Agreement amends and restates, in its entirety, the Existing Loan Agreement, and is not intended to be, and shall not be construed to create, a novation or accord and satisfaction with respect to the Obligations under the Existing Loan Agreement or any of the other Existing Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BORROWER:

NTN BUZZTIME, INC.,
a Delaware corporation

By:	/s/ Allen Wolff
Name:	Allen Wolff
Title:	Chief Financial Officer

[Signature Pages Continue]

Amended and Restated Loan and Security Agreement

BANK:

EAST WEST BANK,
a California banking corporation

By:	/s/ Alexis Coyle
Name:	Alexis Coyle
Title:	Managing Director

Amended and Restated Loan and Security Agreement

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Adjusted EBITDA” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, (a) EBITDA, plus (b) other noncash expenses and charges, plus (c) to the extent approved by Bank, other onetime charges, plus (g) to the extent approved by Bank, any losses arising from the sale, exchange, transfer or other disposition of assets not in the ordinary course of business.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses), incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day other than a Saturday or a Sunday or any day on which commercial banks in Los Angeles, California, are authorized or required to close, and, if the applicable Business Day relates to a LIBOR Amount, such day also must be a day on which U.S. Dollar deposits are traded by and between banks in the London interbank Eurodollar market.

“Change in Control” means any event, transaction, or occurrence as a result of which any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act) or a stockholder in Borrower as of the Effective Date, directly or indirectly, of securities of Borrower, representing more than fifty percent (50%) or more of the combined voting power of Borrower’s then outstanding securities; provided, however, that a Change in Control shall not include (i) any consolidation or merger effected exclusively to change the domicile of Borrower, or (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Borrower or indebtedness of Borrower is cancelled or converted or a combination thereof.

“Chief Executive Office State” means California, the state in which Borrower’s chief executive office is located.

“Effective Date” means the date of this Agreement.

“Code” means the California Commercial Code as amended or supplemented from time to time.

Exhibit A 1

“Collateral” means the property described on Exhibit B attached hereto.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit E, with appropriate insertions.

“Control Agreement” means an agreement entered into among Borrower, Bank and, as applicable, a depository institution (other than Bank) at which Borrower maintains a deposit account or a securities intermediary or commodity intermediary at which Borrower maintains a securities account or a commodity account, pursuant to which Bank obtains control (within the meaning of the Code) over such deposit account, securities account, or commodity account.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means, collectively:

(a)	All present and future United States registered copyrights and copyright registrations (including all of the exclusive rights afforded a copyright registrant in the United States under 17 U.S.C. Section 106 and any exclusive rights which may in the future arise by act of Congress or otherwise), and all present and future applications for copyright registrations (including applications for copyright registrations of derivative works and compilations) (collectively, “Registered Copyrights”), and any and all royalties, payments and other amounts payable to Borrower in connection with Registered Copyrights, together with all renewals and extensions of Registered Copyrights, the right to recover for all past, present and future infringements of Registered Copyrights, and all computer programs and tangible property embodying or incorporating Registered Copyrights, and all other rights of every kind whatsoever accruing thereunder or pertaining thereto; and

(b)	All present and future copyrights, computer programs and other rights subject to (or capable of becoming subject to) United States copyright protection which are not registered in the United States Copyright Office (collectively, “Unregistered Copyrights”), whether now owned or hereafter acquired, and any and all royalties, payments, and other amounts payable to Borrower in connection with Unregistered Copyrights, together with all renewals and extensions of Unregistered Copyrights, the right to recover for all past, present and future infringements of Unregistered Copyrights, and all computer programs and all tangible property embodying or incorporating Unregistered Copyrights, and all other rights of every kind whatsoever accruing thereunder or pertaining thereto.

“Credit Extension” means the Term Loan or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Disclosure Schedules” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

Exhibit A 2

“EBITDA” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Section 8.

“Fixed Charge Coverage Ratio” means as of the last day of a fiscal quarter (the “Measuring Date”) the ratio of (a) Adjusted EBITDA for four (4) fiscal quarters ending on the Measuring Date, less (i) unfinanced capital expenditures during such period and (ii) cash taxes paid during such period, to (b) the sum of (i) scheduled principal and interest payments with respect to the Term Loan, (ii) scheduled principal and interest payments with respect to other Indebtedness and (C) scheduled lease payments. Scheduled principal and interest payments and scheduled lease payments due shall be calculated for the four (4) fiscal quarters commencing on the day after the Measuring Date and interest shall be calculated for such period based on the interest rates in effect with respect to the Term Loan and other Indebtedness as of the Measuring Date.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Guaranties” means, collectively, any guaranty of the Obligations hereafter made by any other Person in favor of Bank, and “Guaranty” means any such guaranty individually.

“Guarantors” means, collectively, (i) each domestic Subsidiary of Borrower that is not an Immaterial Subsidiary, and (ii) any Person that guarantees Borrower’s payment and performance of the Obligations pursuant to a Guaranty, and “Guarantor” means such Person individually.

“IBM Indebtedness” means Indebtedness owing by Borrower to IBM Credit LLC or its Affiliates (“IBM”), which Indebtedness is either (i) unsecured or (ii) secured by Liens (a) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (b) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment, and such Liens are subject to a subordination agreement in favor of Bank, in form and substance reasonably satisfactory to Bank..

“Immaterial Subsidiary”: at any date of determination, any Subsidiary of any Borrower designated as such by such Borrower in writing and which as of such date holds assets representing five percent (5%) or less of the Borrower’s consolidated total assets as of such date (determined in accordance with GAAP), and which has generated less than five percent (5%) of the Borrower’s consolidated total revenues determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Effective Date pursuant to Section 6.2; provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets that would represent ten percent (10%) or more of the Borrower’s consolidated total assets as of such date or have generated ten percent (10%) or more of the Borrower’s consolidated total revenues for such four fiscal quarter period, in each case determined in accordance with GAAP.

Exhibit A 3

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including, without limitation, reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means Copyrights, Patents, Trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present or future infringement of any of the foregoing.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)	Copyrights, Trademarks and Patents;

(b)	Any and all right, title and interest in and to any and all present and future licensing agreements with respect to Copyrights;

(c)	Any and all present and future accounts, accounts receivable, royalties and other rights to payment arising from, in connection with, or relating to Copyrights;

(d)	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(e)	Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(f)	Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(g)	All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(h)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(i)	All proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing, and all license royalties and proceeds of infringement suits, and all rights corresponding to the foregoing throughout the world and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part of the foregoing.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Period” means, for any LIBOR Loan, the period commencing on the date of such LIBOR Loan, or on the conversion/continuation date on which such LIBOR Loan is converted into or continued as a LIBOR Loan, and ending on the date that is 1, 2, 3 or 6 months thereafter, or such other period upon which Bank and Borrower may agree, in each case as Borrower may elect in the applicable LIBOR Loan Continuation Certificate; provided, however, that (a) no Interest Period with respect to any LIBOR Loan shall end later than the Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

Exhibit A 4

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IP Security Agreement” means the Intellectual Property Security Agreement dated as of the Effective Date by and between Borrower and Bank.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“LIBOR” means, for any LIBOR Determination Date with respect to an Interest Period for any Term Loan principal continued as or converted into a LIBOR Loan, the rate of interest per annum for such Interest Period that appears on Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market) as of 11:00 a.m. (local time in such interbank market) three (3) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Term Loan principal.

“LIBOR-Based Rate” means, for any Interest Period in respect of any LIBOR Loan, an interest rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) equal to LIBOR for such Interest Period divided by 1 minus the Reserve Requirement for such Interest Period.

“LIBOR Interest Payment Date” means, with respect to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan.

“LIBOR Loan” means the portion of the Term Loan principal that bears interest based on the LIBOR-Based Rate.

“LIBOR Rate Determination Date” means each date for calculating the LIBOR for the purpose of determining the interest rate in respect of an Interest Period. The LIBOR Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Loan.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity” is, at any time, the aggregate amount of unrestricted cash held at such time by Borrower in deposit accounts or securities accounts maintained with Bank.

“Loan Documents” means, collectively, this Agreement, any Bank Services Agreement, any note or notes executed by Borrower, the IP Security Agreement, the Guaranties and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Collateral” means Collateral having a fair market value of at least Two Hundred Thousand Dollars ($200,000).

“Material Adverse Effect” means a material adverse effect on (i) the business operations, financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Maturity Date” means November 29, 2020.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

Exhibit A 5

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, Bank Services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Patents” means all patents, patent applications and like protections, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” shall be a form substantially similar to Exhibit C attached hereto, with appropriate insertions.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower in favor of Bank;

(b)	Indebtedness existing on the Effective Date and disclosed in the Disclosure Schedules;

(c)	Indebtedness in an amount not to exceed Two Million Dollars ($2,000,000) in the aggregate over the term of this Agreement for the purpose of equipment financing to the extent Bank provides prior written approval of such Indebtedness; provided that, in each case, such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt, including the IBM Indebtedness;

(e)	Indebtedness to trade creditors incurred in the ordinary course of business;

(f)	Indebtedness not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(g)	Indebtedness arising with respect to customary indemnification and purchase price adjustment obligations incurred in connection with Permitted Transfers ;

(h)	Indebtedness to the extent it is described in clause (i) of the defined term “Permitted Investments”;

(i)	Indebtedness in the form of the obligation to reimburse or prepay any bank or other Person in respect to amounts paid under a letter of credit, banker's acceptance, or similar instruments, whether drawn or undrawn; and

(j)	Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

Exhibit A 6

“Permitted Investment” means: Investments existing on the Effective Date disclosed in the Disclosure Schedules;

(a)	(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s deposit and money market accounts;

(b)	Repurchases of stock from current or former employees, contractors or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such employees, contractors or directors to Borrower regardless of whether an Event of Default exists;

(c)	Investments accepted in connection with Permitted Transfers;

(d)	Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year;

(e)	Investments not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(f)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(g)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this clause (g) shall not apply to Investments of Borrower in any Subsidiary; and

(h)	Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Effective Date and disclosed in the Disclosure Schedules and any Liens in favor of Bank;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank's security interests;

(c)	Liens securing (i) the IBM Indebtedness to the extent such Liens are subject to a subordination agreement in favor of Bank, in form and substance reasonably satisfactory to Bank, (ii) the Indebtedness permitted pursuant to clause (c)(ii) of the definition of Permitted Indebtedness, and (iii) the Indebtedness permitted pursuant to clause (c)(iii) of the definition of Permitted Indebtedness, in each case (y) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (z) existing on such Equipment at the time of its acquisition, provided that the Liens are confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

Exhibit A 7

(d)	Liens securing Subordinated Debt;

(e)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(f)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.9;

(g)	Liens in favor of other financial institutions arising in connection with Borrower's deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts;

(h)	non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business and other licenses of property that may be exclusive in one or more respects but do not result in a transfer of title to the underlying licensed property;

(i)	the interests of licensors under licenses;

(j)	Liens to secure payment of worker's compensation, employment insurance, old age pensions or other social security obligations of Borrower in the ordinary course of business;

(k)	Liens, deposits and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or other similar obligations arising in the ordinary course of business; and

(l)	Liens in the form of cash deposited with owners/lessors of premises that Borrower leases in the ordinary course of business.

“Permitted Transfer” means the conveyance, sale, lease, sale-leaseback, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other licenses of property that may be exclusive in one or more respects but do not result in a transfer of title to the underlying licensed property;

(c)	Worn-out, surplus or obsolete Equipment;

(d)	Permitted Liens and Permitted Investments; or

(e)	Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed One Hundred Thousand Dollars ($100,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, set forth in the “Money Rates” section of the Wall Street Journal as the “prime rate.”

Exhibit A 8

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of “LIBOR” or (b) any category of extensions of credit or other assets which include the Term Loan.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Senior Leverage Ratio” means as of the last day of a fiscal quarter, the ratio of (a) all Indebtedness of Borrower and its Subsidiaries outstanding on such day, other than Subordinated Debt, to (b) Adjusted EBITDA for four (4) fiscal quarters ending on such day.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary or Borrower which is an entity organized under the laws of the United States or any territory thereof.

“SOS Reports” means the official reports from the Secretary of State of the Borrower State and from all other applicable federal, state or local government offices identifying all current security interests and Liens of record filed against the Collateral as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register (other than “intent to use” applications until a verified statement of use is filed with respect to such application) and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

Exhibit A 9

DEBTOR	NTN BUZZTIME, INC.

SECURED PARTY:	EAST WEST BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)	all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)	All present and future United States registered copyrights and copyright registrations (including all of the exclusive rights afforded a copyright registrant in the United States under 17 U.S.C. Section 106 and any exclusive rights which may in the future arise by act of Congress or otherwise), and all present and future applications for copyright registrations (including applications for copyright registrations of derivative works and compilations) (collectively, “Registered Copyrights”), and any and all royalties, payments and other amounts payable to Borrower in connection with Registered Copyrights, together with all renewals and extensions of Registered Copyrights, the right to recover for all past, present and future infringements of Registered Copyrights, and all computer programs and tangible property embodying or incorporating Registered Copyrights, and all other rights of every kind whatsoever accruing thereunder or pertaining thereto;

(c)	All present and future copyrights, computer programs and other rights subject to (or capable of becoming subject to) United States copyright protection which are not registered in the United States Copyright Office (collectively, “Unregistered Copyrights”), whether now owned or hereafter acquired, and any and all royalties, payments, and other amounts payable to Borrower in connection with Unregistered Copyrights, together with all renewals and extensions of Unregistered Copyrights, the right to recover for all past, present and future infringements of Unregistered Copyrights, and all computer programs and all tangible property embodying or incorporating Unregistered Copyrights, and all other rights of every kind whatsoever accruing thereunder or pertaining thereto.

(d)	All trademark and servicemark rights, whether registered or not, applications to register (other than “intent to use” applications until a verified statement of use is filed with respect to such application) and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

(e)	all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

Exhibit B 1

(f)	any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any of the following: (i) all leasehold interests in real property, (ii) equity interests in any foreign Subsidiaries in excess of sixty-five percent (65%) of the voting stock in such Subsidiaries, (iii) any permit or license issued to Borrower, any document, instrument or agreement of Borrower and any general intangibles (whether owned or held as licensee or lessee or otherwise) or other property of Borrower, in each case, only to the extent and for so long as the grant or existence of a security interest in such permit, license, document, instrument, agreement, general intangible or other property is prohibited, would give another person the right to terminate Borrower’s rights, accelerate Borrower’s obligations, or otherwise alter Borrower’s rights, titles, interests or obligations thereunder (including upon the giving of notice or the lapse of time or both) (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9406, 9407, 9408 or 9409 of the Code or any other applicable law or principles of equity), (iv) any asset or property that is subject to a Permitted Lien of the type described in clause (c) of the definition of Permitted Lien, to the extent that the documents, instruments or agreements relating to such Lien would not permit such asset or property to be subject to the security interests created hereby (other than to the extent that any such restriction in any such document would be rendered ineffective pursuant to Sections 9406, 9407, 9408 or 9409 of the Code or any other applicable law or principles of equity), and (v) any “intent to use” trademarks.

Exhibit B 2

EXHIBIT C

LOAN CONVERSION/PAYDOWN REQUEST FORM

DEADLINE FOR SAME BUSINESS-DAY PROCESSING IS 1:00 P.M., Pacific Time

To:	Alexis Coyle (alexis.coyle@eastwestbank.com)	Date:

Copy:	Joana Tahiraj (joana.tahira@eastwestbank.com)
FAX #:	(415) 986-0847

FROM

Borrower’s Name:	NTN Buzztime, Inc.

Authorized Signer’s Name: ___________________________

Authorized Signature: _______________________________

All representations and warranties of Borrower stated in the Amended and Restated Loan and Security Agreement are true and correct in all material respects as of the date of the telephone or email request for an Advance confirmed by this Loan Conversion/Paydown Request Form; provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date.

CONVERSION	PAYDOWN

AMOUNT OF LIBOR LOAN: ________________ CONVERSION DATE: __________________	FROM ACCOUNT #: _________________ TO LOAN#: _________________________ PRINCIPAL AMOUNT: _______________ INTEREST AMOUNT: ________________

Exhibit C

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	EAST WEST BANK

FROM:	NTN BUZZTIME, INC.

The undersigned authorized officer of NTN Buzztime, Inc., a Delaware corporation (“Borrower”), for and on behalf of Borrower, hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement, dated as of November 29, 2017, by and between Bank and Borrower (the “Agreement”), (i) Borrower is in complete compliance for the period ending __________ with all required covenants except as noted below and (ii) except as noted below all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof except that those representations and warranties referring to another date shall be true and correct in all material respects on that other date. Attached hereto are the required documents supporting the above certification. The summary descriptions in the Reporting Covenants below are qualified by, and subject to, the terms of the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Annual audited consolidated and consolidating financial statements and Compliance Certificate	FYE within 180 days	Yes	No	N/A

Monthly balance sheet , income statements and statements of cash (Borrower prepared)	Monthly within 30 days after each month	Yes	No	N/A

Annual financial projections	Annually by February 15 of each fiscal year	Yes	No	N/A

Compliance Certificate	Monthly within 30 days after each month	Yes	No	N/A

Financial Covenants	Required	Actual	Complies

Minimum Fixed Charge Coverage Ratio	1.25 to 1.00_______	____ to 1.00	Yes	No	N/A
Minimum Liquidity	$2,000,000	$	Yes	No	N/A
Maximum Senior Leverage		____ to 1.00	Yes	No	N/A

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Verified:
SIGNATURE
AUTHORIZED SIGNER
TITLE
Date:

DATE
	Compliance Status	Yes	No

Exhibit D

EXHIBIT E

LIBOR LOAN CONTINUATION CERTIFICATE

The undersigned hereby certifies as follows:

I, _______________, am the duly elected and acting ______________ of NTN Buzztime, Inc., a Delaware corporation (“Borrower”).

This LIBOR Loan Continuation Certificate (this “Certificate”) is delivered by Borrower to East West Bank (“Bank”) pursuant to the Amended and Restated Loan and Security Agreement, dated as of November 29, 2017, by and between Borrower and Bank (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). The terms used herein that are defined in the Loan Agreement have the same respective meanings herein as ascribed to them in the Loan Agreement.

Borrower requests on ______________, 201_, a LIBOR Loan (the “Loan”) as follows:

(a)	A continuation of an existing LIBOR Loan.

(b)	The date on which the LIBOR Loan is to be continued is _________________, 201__.

(c)	The amount of the LIBOR Loan is to be ____________________ ($___________), for an Interest Period of: (select one) [1 month] [2 months] [3 months] [6 months].

All representations and warranties stated in the Loan Agreement are true, correct and complete in all material respects as of the date of this Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

IN WITNESS WHEREOF, this Certificate is executed by the undersigned as of this ___________ day of ___________________, 201__.

NTN BUZZTIME, INC.,
a Delaware corporation

By:
Name:
Title:

For Internal Use Only

LIBOR Pricing Date	LIBOR Rate	LIBOR Rate Variance	Maturity Date
_____%

Exhibit E

DISCLOSURE SCHEDULE EXHIBIT A

Permitted Indebtedness

None, except as publicly disclosed.

Disclosure Schedules

DISCLOSURE SCHEDULE EXHIBIT A

Permitted Investments

None, except as publicly disclosed.

Disclosure Schedules

DISCLOSURE SCHEDULE EXHIBIT A

Permitted Liens

None, except as publicly disclosed.

Disclosure Schedules

DISCLOSURE SCHEDULE 5.5

Prior Names

Incorporated on April 13, 1984 as Alroy Industries, Inc.

Amended certificate of incorporation to change name to NTN Communications, Inc. effective Nov. 13, 1996.

Amended certificate of incorporation to change name to NTN Buzztime, Inc. effective Dec. 28, 2005.

Disclosure Schedules

DISCLOSURE SCHEDULE 5.6

Litigation

None, except as publicly disclosed.

Disclosure Schedules

DISCLOSURE SCHEDULE 5.13

Inbound Licenses

None, except as publicly disclosed.

Disclosure Schedules

DISCLOSURE SCHEDULE 7.10

Inventory and Equipment

●	Ohio Warehouse
4138 Weaver Court, East Hilliard, OH 43026
Mid-Ohio Development Corporation – Landlord
Property at premises: customer site equipment (PCs, tablets, playmakers, Wi-Fi’s, and other peripheral equipment)

●	China Warehouse
Building 2, No. 43
Jinshi Road, Guangpei Community
Guanlan Street, Longhua New District
Shenzhen City, Guangdong Province, China
Property at premises: Customer site equipment (tablets and tablet components)

●`	14 New England Executive Park, Burlington, MA 01903
Regus – Landlord
Property at premises: desks and PCs/laptops for 2 – 3 people)

●	Stump Trivia Office
May 1, 2015 estimated start of lease
159 Overland Road, Waltham, MA 02451
Source Code Corporation – Sublessor; ABC Commercial Properties – Landlord
Property at premises: desks and PCs/laptops for 2 – 3 people)

●	Data Center
CenturyLink
17838 Gillette Ave., Irvine, CA 92614
Property at premises: production servers, switches and firewall currently at facility.
Within the next three months, the production data warehouse and development environment servers will also be located at facility.

Disclosure Schedules

DISCLOSURE SCHEDULE EXHIBIT B

Excluded Equipment

None, except as publicly disclosed.

Disclosure Schedules